FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is executed as of June 30, 2022, by and between Amnet Holdings, a California limited liability company (“Landlord”), and World of Jeans & Tops, a California Corporation (“Tenant”).

RECITALS

A.    By written Lease Agreement between Landlord and Tenant dated Septemeber 2, 2011 (as amended from time to time, the “Lease”), Tenant agreed to lease from Landlord certain Leased Property, more commonly known as 11 Whatney, located in the City of Irvine, County of Orange, State of California, which is more particularly described in the Lease. Capitalized terms not defined herein shall have the meanings as set forth in the Lease.

B.    Landlord and Tenant desire to amend the Lease as set forth herein.

    NOW, THEREFORE, the parties agree that the foregoing recitals are true and correct and incorporated below by reference and for good and valuable consideration, the receipt and sufficiency of which are acknowledged hereto, the parties agree as follows:

1.    Lease Term. The Term of the lease is hereby extended for a period of Ten (10) years, commencing upon July 1, 2022 (the “Extension Term Commencement Date”) and ending June 30, 2032 unless sooner terminated in accordance with the terms and conditions in Amending Agreement or the Lease. Further, all terms, covenants and conditions applicable to the Lease Term will be equally applicable to the Extension Term except hereinafter modified. The phrase “Lease Term” wherever it appears in the Lease shall be deemed to include the Original Lease Term and Extension Term.

2.    Minimum Monthly Rent. Provided Tenant is not in default of the Lease, commencing on the extension Term Commencement Date and continuing through and including the expiration of the Extension Term, Minimum Monthly Rent and Annual Rent (Section 1.9 and 4.1), Tenant shall pay to Landlord, without notice or demand, a Minimum Monthly Rent equal to Forty One Thousand Six Hundred and 00/100 Dollars ($41,600.00).

    Beginning on the first day of the Second (2nd) full Lease Year of the Extension Term, Minimum Monthly Rent shall be increased by Five Percent (5%) or CPI, whichever is greater, per annum and shall continue to increase annually on a compounded basis Five Percent (5%) or CPI, whichever is greater, as defined in the Lease (Section 4.2), on each subsequent anniversary thereafter.

3.    Security Deposit. Tenant has deposited with Landlord the sum Thirty-Five Thousand Three Hundred Fifty-Five and 92/100 Dollars ($35,355.92). Said sum shall be increased to One Hundred Seventy Thousand Six Hundred Seventy and 51/100 Dollars ($170,670.51). Difference owed from current security deposit is One Hundred Thirty-Five Thousand Three Hundred Fourteen and 59/100 Dollars ($135,314.59) and shall be deposited along with first months Minimum Monthly Rent.

4.    Restoration. In the event Tenant performs alterations, additions, or improvements, Tenant shall return the Premises to the condition the Premises were delivered to the Tenant by Landlord. A Restoration Deposit shall be added to the Security Deposit in an amount equal to the cost of returning the Premises to said condition prior to commencement of any alterations, additions, or improvements following Landlord approval, which approval shall not be unreasonably withheld or delayed. No work shall commence prior to payment of Restoration Deposit.

5.    Utilities. Tenant shall be responsible for all utility costs. Landlord reserves the right to contract service from a different Electric Service Provider or Alternative Service Provider including the right to install solar power. Cost of such Alternative Service Provider shall not exceed the cost Tenant would pay to the present Electric Service Provider.

6.    Hold Harmless. Unless due to the negligent act or omission of Landlord, its agents, contractors or employees, Tenant assumes all risk of damage to the property or injury to person in, upon, or about the Premises from any cause. Tenant shall defend the Landlord, Landlord’s agents, employees, lenders, and affiliates against any such claims at Tenant’s expense by counsel reasonably satisfactory to Landlord.

7.     Tenant’s Insurance. Tenant shall be required to maintain Commercial Liability Insurance of $2,000,000 per occurrence (Bodily Injury, Personal Injury, Death & Property Damage Liability), with an aggregate of $4,000,000, Workers Comp Insurance of $1,000,000 or greater, Commercial Automobile Liability & Property Insurance of no less than $1,000,000 combined single limit, Business Interruption Insurance of $5,000,000, Rental Value Insurance in the value of 12 months Minimum Monthly Rental, Plate Glass Insurance, Earthquake Insurance, and Fire and Sprinkler Damage coverage. Tenant will insure leasehold improvements, trade fixtures, merchandise, personal property, and plate glass in an amount not less than full replacement value. Property perils covered should be on an All Risks form including Fire and Sprinkler Damage coverage. Tenant will also insure merchandise for the peril of Earthquake in an amount not less than full replacement value. Insurance Companies General Policy Holders rating of not less than A- and Financial ratings not less than Class VII (7) as rated in the most current available best’s key rating guide. Unless due to the negligent act or omission of Landlord, its agents, contractors or employees, Landlord has no liability for any of Tenants covered or non-covered items.

8.     Repairs and Maintenance. Tenant shall, at Tenant’s sole expense, keep the premises (both exterior and interior) in good order, condition, and repair and shall be responsible for managing, operating, maintaining, repairing and replacing components of the buildings and premises. Tenant shall use Landlord’s designated landscapers or Landlord shall have the right to approve any other landscapers chosen by Tenant, which approval shall not be unreasonably withheld or delayed.

9.     Ventilating and Air Conditioning. Tenant shall have use of Landlord's ventilating and air-conditioning units or system in the Premises. Tenant shall provide regular preventative maintenance and is responsible for all maintenance, repair and replacement of such units at Tenant's sole cost and expense. Furthermore, Section 11.1 (b) Replacement is omitted in its entirety from the Lease.

10.    Surrender of the Premises. Tenant shall provide Landlord no less than Two Hundred Seventy days (270) notice should Tenant elect not to renew the Lease at the end of the Lease Term.

11.    Hold Over. Should Tenant hold over in the Premises beyond the expiration or earlier termination of the lease, the holding over shall not constitute a renewal or extension of the Lease. In such event, MMR (Minimum Monthly Rent) shall equal 150% of MMR at end of lease or Market Rent, whichever is greater.

12.    Assignment and Subletting. The Lease may not be assigned or sublet without the prior written consent of Landlord, not to be unreasonably withheld, and subject to Landlord's standard conditions, including no change of Tenant’s use, as referenced in the Lease. In the event Tenant sublets and the rent amount is higher than Tenant’s rent Tenant shall pay Landlord 100% of any net profits after Tenant deducts costs of subleasing (ie. TI cost, commissions, legal costs)

13.    Signage. Tenant shall have the right to install signage in compliance with applicable City ordinances and Landlord’s standard sign criteria. Landlord may allocate monument sign panels for Tenant’s use, in locations designated by Landlord. Tenant shall be responsible for the cost of installation, maintenance, and removal at the end of the Lease.

14. Coronavirus or any other Pandemic Acknowledgement. The parties hereby acknowledge that, as of the date of this Amendment, the coronavirus outbreak, including, without limitation Covid-19 and any mutations thereof or any other Pandemic (the “Coronavirus or any other Pandemic Situation”) has resulted in various governmental entities at various levels (federal, state, county, city and local) to issue various laws, ordinances, regulations, orders and controls directly in response to the Coronavirus or any other Pandemic Situation (collectively and as hereinafter promulgated, the “Coronavirus or any other Pandemic Governmental Actions”), which have included, without limitation, orders that may give tenants the right to withhold or defer rent payments without late fees or interest (“Coronavirus or any other Pandemic Rent Deferrals”). Landlord and Tenant acknowledge that this Amendment is being entered into while both parties have knowledge and awareness of the Coronavirus or any other Pandemic Situation and the ongoing Coronavirus or any other Pandemic Governmental Actions, and Tenant acknowledges and agrees that Landlord would not lease the Premises to Tenant without Tenant expressly waiving any current or future rights to Coronavirus or any other Pandemic Rent Deferrals, and all other rights now or in the future to withhold any payments to Landlord arising in any way from the Coronavirus or any other Pandemic Governmental Actions. Therefore, in consideration of the foregoing and Landlord’s willingness to enter into this Amendment, to the maximum extent allowed by Legal Requirements, Tenant hereby expressly and irrevocably waives any and all current or future rights to Coronavirus or any other Pandemic Rent Deferrals and all other rights now or in the future to withhold any payments of Rent to Landlord arising in any way from the Coronavirus or any other Pandemic Governmental Actions. Tenant acknowledges and agrees that Landlord is under no obligation to provide notice of any incidents of Coronavirus or any other Pandemic infections within the Project, and the presence of Coronavirus or any other Pandemic infected individuals within the Project is not an excuse or basis for not making payments to Landlord otherwise due under this Amendment, including, without limitation, Rent.

15.    Except as specifically modified by this First Amendment, the terms and conditions of the Lease shall remain in full force and effect, unchanged and unmodified in any way, and the Lease is hereby ratified and affirmed by Landlord and Tenant.

16.    This Amendment shall bind and inure to the benefit of not only the parties hereto, but also their successors and assigns.

(Signature page follows)

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

“LANDLORD”

Amnet Holdings, LLC,
a California limited liability company

/s/ Hezy Shaked
Hezy Shaked, Manager

“TENANT”

World of Jeans & Tops, a California Corporation

/s/ Edmond Thomas
Edmond Thomas, President CEO

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